Exhibit 10.17
April 1, 2008
Jim Dawson
Email: dawson_jim@hotmail.com
Re: Offer Letter
Dear Jim:
     On behalf of Fusion Multisystems, Inc. (the “Company”), I am pleased to offer you full-time employment, commencing on April 13, 2009 or such other date as mutually agreed by the Company (the “Hire Date”), subject to the following terms and conditions contained in this letter (the “Agreement”):
     1. TITLE AND DUTIES: You will commence your employment as Senior Vice President of Sales reporting directly to the Company’s Chief Executive Officer (“CEO”). You will be in charge of the Company’s entire sales organization, setting compensation metrics for the sales organization, and hiring the necessary resources in the sales organization to meet the Company’s revenue objectives. Subject to the approval of the CEO, you will be responsible for establishing comprehensive revenue goals revenue goals for the Company (the “Revenue Plan”) and ensuring that the Revenue Plan is achieved each fiscal year. You also shall perform such other duties and responsibilities on behalf of the Company, as may reasonably be assigned from time to time by the CEO consistent with the position of Senior Vice President of Sales, including but not limited to providing services as Senior Vice President to one or more of the Company’s subsidiaries or affiliates.
     2. BASE COMPENSATION: You will receive an initial base salary at a rate of $225,000 per year, less standard deductions and authorized withholdings (the “Salary”). Your Salary shall be payable in accordance with the Company’s customary payroll practices, and will be subject to periodic review and adjustment by the Company’s Board of Directors (the “Board”).
     3. INCENTIVE COMPENSATION: You will be eligible to receive an annual performance-based bonus (“Annual Bonus”) of up to $225,000, based on your achievement of Company and personal performance objectives that will be established by the Board each fiscal year. Your Annual Bonus will be directly tied to the overall Revenue Plan for the Company on a fiscal year basis as agreed upon by the CEO. $50,000.00 of your Annual Bonus will be tied to meeting gross margin objectives as set forth by the CEO. The remaining $175,000.00 of your variable compensation will be tied to the attainment of revenue goals based on performance criteria approved by the Board.
     4. BENEFITS: As a full-time employee of the Company, you will be eligible to participate in the employee benefit plans, including the Company’s health insurance plan and 401(k) plan that are generally available on a group basis to the Company’s employees, subject to the eligibility requirements of such plans.
     5. STOCK: Subject to the approval of the Company’s Board of Directors, the Company shall grant you an option to purchase One Million Fifty Thousand (1,050,000) shares of the Company’s Class B Common Stock (the “Option”). The per share exercise price of the shares underlying the Option will be equal to the fair market value of the common stock on the date of the Option grant as determined by the Board in its sole discretion. The Option shares will vest with respect to 25% of the shares upon your completion of twelve (12) months of active service with the Company and the remaining 75% of the shares will vest in a series of 36 substantially equal installments upon your completion of each additional month of active service thereafter. The Option will be granted under the Company’s stock option plan (the “Plan”) and will be evidenced by and subject to a standard stock option agreement under the Plan that you will be required to sign as a condition to receiving the Option; provided that, if the Board determines that it would be in the best interests of the Company to grant the Option independent of the Plan in order to preserve the Company’s use of SEC Rule 701 for future option grants, the Option will be granted as a standalone option with the same terms and conditions as would have applied to the Option had it been granted under the Plan.
     6. FULL-TIME SERVICES TO THE COMPANY. As a full-time employee, you are required to devote your full business time, attention, skills and efforts to the tasks and duties of your position as assigned by the CEO. If you wish to request consent to provide services (for any or no form of compensation) to any other person or business entity while employed by the Company, please seek written consent from the Board, provided, however, that you may serve on the board of directors of charitable and civic organization so long as such service does not interfere with your obligations under this Agreement. You also shall comply with the Company’s policies, procedures and practices, as they may be in effect from time-to-time during the term of your employment.
     7. TERMINATION. Employment with the Company is on an “at-will” basis. This means that your employment with the Company is not for any specified period of time and can be terminated by you or by the Company at any time, with or without advance notice, and for any or no particular reason or cause. Notwithstanding the foregoing, your employment with the Company may be terminated under the following circumstances:

          (a) Death. Your employment with the Company shall terminate upon your death and the Company shall not be obligated to make any further payments to your estate, except amounts due as Salary and accrued but unused vacation earned at the time of your termination of employment, and reimbursement for any documented expenses incurred prior to the termination of your employment in accordance with the Company’s expense reimbursement policies (collectively, the “Accrued Obligations”).
          (b) Disability. In the event that the Board reasonably determines in good faith that you are unable to perform the essential functions of your employment with the Company due to any illness, incapacity or injury, after taking into any account any reasonable accommodation that does not impose an undue hardship on the Company, for more than twelve (12) weeks in any rolling one-year period (“Disability”), unless a longer period is required by federal or state law, in which case that longer period would apply, the Board shall have the right to terminate your employment, and the Company shall not be obligated to make any further payments to you hereunder, except for the Accrued Obligations. You expressly agree that the Company shall have the right to permanently replace you in the event you are terminated due to a Disability.
          (c) Termination for Cause. The CEO or the Board may terminate your employment at any time immediately upon notice to you for “Cause.” For purposes of this Agreement, “Cause” shall mean any of the following occurring during your employment with the Company (except with respect to clause (v) below): (i) personal dishonesty by you involving Company business, or breach of your fiduciary duties to the Company; (ii) conviction of, or a plea of guilty or nolo contendere to, a felony or other crime involving moral turpitude or dishonesty; (iii)) your willful refusal to comply with the lawful requests made of you by the CEO or the Board that are reasonably related to your employment with the Company and the performance of your duties under this Agreement; (iv) a material violation by you of the Company’s policies, after written notice to you, which (if such violation is reasonably susceptible of cure) is not fully cured by you within thirty (30) days after receiving such written notice; and/or (v) a material breach by you of any material provision of this Agreement or any other agreement between the Company and you, which (if such violation is reasonably susceptible of cure) is not fully cured by you within thirty (30) days after receiving such written notice.
     In the event that the Board terminates your employment for Cause, the Company shall not be obligated to make any further payments to you, except for the Accrued Obligations.
          (d) Termination Without Cause: Notwithstanding any other provision in this Agreement, the CEO or the Board (in their sole discretion) shall have the right to terminate your employment at any time, for any reason or no reason, immediately upon written notice to you. If the CEO or the Board terminates your employment with the Company without Cause, subject to you signing (and not revoking) a separation agreement and general release of claims in a form acceptable to the Company (the “General Release”) within 21 days after the General Release is provided to you by the Company (or such longer period as may be required under applicable law), you shall receive a continuation of the payment of your Salary for one (1) year in accordance with the Company’s standard payroll schedule (the “Severance Payments”). You shall also become immediately vested in those shares underlying any option grants issued to you by the Company that are unvested as of the date of termination that would have vested during the twelve (12) month period immediately following the termination of your employment with the Company. Your right to receive and retain any of the Severance Payments or stock option grants is contingent upon your compliance with your continuing obligations to the Company under the terms of this Agreement and the Proprietary Information and Invention Assignment Agreement (as defined below).
          (e) Resignation. You may resign from your employment for Good Reason (as defined below) upon written notice to the Company. If you resign without Good Reason, the Company shall have no further obligation to provide you compensation following the termination of your employment other than the payment of the Accrued Obligations. If you resign for Good Reason, the Company shall provide you with the same severance benefits (and subject to the same conditions) as specified above in Section 7(D) in connection with a termination without Cause by the Company. Resigning with “Good Reason” means your resignation from employment with the Company within 90 days after any of the following without your prior written consent: (i) the Company’s failure to pay you any earned Salary or Annual Bonus that has become due and payable; or (ii) a material reduction in your responsibilities, authority or job title; or (iii) a reduction in your Salary by more than 10% except in connection with a Company cost-reduction program applied to all executive officers; or (iv) a change of more than fifty (50) miles in the principal place of your employment that also results in such principal place of employment being materially farther from your primary residence; or (v ) any material breach by the Company of a material provision of this Agreement; provided, however, that in order for you to resign for Good Reason pursuant to subclauses (i), (ii), (iv) or (v) of this Section 7(E), you must provide the CEO and the Board with advance written notice of the alleged condition giving rise to a potential resignation for Good Reason, which the Company fails to cure within thirty (30) days of receiving such written notice from you.
     8. CHANGE OF CONTROL TERMINATION. In the event that your employment is terminated by the Company without Cause or by you for Good Reason within twelve months after a Change in Control (as defined below), and provided that you sign and do not revoke the General Release within 21 days after the General Release is provided to you by the Company (or such longer period as may be required under applicable law), you shall become immediately vested in those shares underlying any option grants issued to you by the Company that are unvested as of the date of termination that would have vested during the twelve (12) month period immediately following the termination of your employment with the Company.

     For purposes of this Agreement, a “Change in Control” means either of the following stockholder-approved transactions to which the Company is a party: (a) a merger or consolidation of the Company in which securities possessing more than fifty percent (50%) of the total combined voting power of the Company’s then outstanding securities are transferred to a person or persons different from the persons holding those securities immediately prior to such transaction (other than in connection with a reincorporation transaction in which the holders of the Company’s securities immediately prior to such transaction hold securities in the ultimate parent or surviving entity after such transaction in substantially the same proportion to their pre-transaction holdings), (b) a transaction or series of related transactions in which more than fifty percent (50%) of the total combined voting power of the Company’s then outstanding securities are transferred to a person or persons different from the persons holding those securities immediately prior to such transaction or series of related transactions (other than transfers to affiliates or the transferring party or parties), or (c) the sale, transfer or other disposition of all or substantially all of the Company’s assets.
     9. SECTION 409A.
          (a) It is intended that any amounts payable under this Agreement and the Company’s and your exercise of authority or discretion hereunder shall comply with and avoid the imputation of any tax, penalty or interest under Section 409A of the Internal Revenue Code of 1986, as amended (including the Treasury Regulations and other published guidance related thereto). This Agreement shall be construed and interpreted consistent with that intent.
          (b) To the extent that any reimbursement pursuant to this Agreement is taxable to you, you shall provide the Company with documentation of the related expenses promptly so as to facilitate the timing of the reimbursement payment contemplated by this paragraph, and any reimbursement payment due to you pursuant to such provision shall be paid to you on or before the last day of the taxable year following the taxable year in which the related expense was incurred. Such reimbursement obligations pursuant to this Agreement are not subject to liquidation or exchange for another benefit and the amount of such benefits that you receive in one taxable year shall not affect the amount of such benefits that you receive in any other taxable year.
          (c) For purposes of this Agreement, a termination of employment shall mean a “separation from service” as defined in Treasury Regulations Section 1.409A-1(h) without regard to any optional alternative definitions available thereunder.
          (d) For purposes of this Agreement, if you are a “specified employee” within the meaning of the Treasury Regulation Section 1.409A-1(i) as of the date of your separation from service, you shall not be entitled to any severance payment until the earlier of (i) the date which is six (6) months after your separation from service for any reason other than death, or (ii)

the date of your death. The provisions of this Section 9.D, shall only apply if, and to the extent, required to avoid the imputation of any tax, penalty or interest pursuant to Section 409A. Any amounts otherwise payable to you upon or in the six (6) month period following your separation from service that are not paid by reason of this paragraph shall be paid (without interest) as soon as practicable (and in all events within thirty (30) days after the date that is six (6) months after your separation from service (or, if earlier, as soon as practicable, and in all events within thirty (30) days, after the date of your death).
     10. CONDITIONS. This offer, and any employment pursuant to this offer, is conditioned upon the following:
•	Your ability to provide satisfactory documentary proof of your identity and right to work in the United States of America on your first day of employment.

•	Your signed agreement to, and ongoing compliance with, the terms of the enclosed Employee Proprietary Information and Inventions Assignment Agreement without modification.

•	Your return of the enclosed copy of this Agreement, after being signed by you without modification, to me by no later than April 1, 2009, after which time this offer will expire. By signing and accepting this offer, you represent and warrant that: (i) you are not subject to any pre-existing contractual or other legal obligation with any person, company or business enterprise that may be an impediment to your employment with, or your providing services to, the Company as its employee; (ii) you have not and shall not bring onto Company premises, or use or disclose in the course of your employment with the Company, any confidential or proprietary information of another person, company or business enterprise to whom you previously provided services; and (iii) you have returned all property and confidential information belonging to any prior employers to whom you owe an obligation to return such property and/or confidential information.
     11. ENTIRE AGREEMENT. If you accept this offer, and the conditions of this offer are satisfied, this Agreement and the written agreements referenced in this letter will constitute the complete agreement between you and the Company with respect to the initial terms and conditions of your employment. Any prior or concurrent negotiations, representations, or promises, whether written or oral, not contained in this Agreement or contrary to those contained in this Agreement, that may have been made to you are expressly cancelled and superseded by this offer letter. Except as otherwise specified in this Agreement, the terms and conditions of your employment pursuant to this Agreement may not be changed, except by a writing issued by a duly authorized officer of the Company.
Sincerely,
David Bradford
Chief Executive Officer
Fusion Multisystems, Inc.
I, Jim Dawson, hereby accept the offer of employment by Fusion Multisystems, Inc. based on the terms and conditions set conditions set forth above in this letter.

/s/ Jim Dawson	4/1/09

Jim Dawson	Date